NSAR_AllianceBernstein Income Fund, Inc.



RESULTS OF STOCKHOLDERS MEETING
(unaudited)

The Annual Meeting of Stockholders of
AllianceBernstein Income Fund, Inc. (the Fund) was held on March 27, 2014. A description of the proposal and number of shares voted at the Meeting are as follows:


1.	To elect three Directors for a term of three
years and until
his successor is duly elected and qualifies.
Class Two (term expires 2017)





Voted for
Authority
Withheld





Class Two (term expires 2017)



Common Shares:




William H. Foulk, Jr.
137,067,487
37,203,355

D. James Guzy
137,160,752
	37,110,090

Robert M. Keith
137,476,737
36,794,106

2.	To eliminate the Funds fundamental investment
policy to invest, under normal circumstances, at least 65% of its total assets in U.S. government securities and repurchase agreements relating to U.S. government securities:

Voted for

Against

Abstain

83,628,347
66,665,025
2,915,966

3.	To convert the Fund to an open-end investment
company:

Voted for

Against

Abstain

72,276,802
77,494,632
3,437,904




ABIF NSAR Exhibit 77C. 8-2014

		Exhibit 77C
		811-05207